EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NERVOUS TATTOO, INC.,

AUDIGIER BRAND MANAGEMENT GROUP, LLC

AND

HARDY WAY, LLC

DATED AS OF APRIL 26, 2011

EXECUTION COPY

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND USAGE	1
1.1	Definitions	1
1.2	Usage.	6

ARTICLE II	PURCHASE AND SALE OF PURCHASED CONTRACTS	7
2.1	Purchase and Sale of Assets	7
2.2	Excluded Assets	7
2.3	Assumed Liabilities	7
2.4	Excluded Liabilities	7

ARTICLE III	PURCHASE PRICE; PAYMENT; ASSUMPTION OF OBLIGATIONS	7
3.1	The Closing	7
3.2	Purchase Price.	7
3.3	Allocation	8
3.4	Accounts Receivable.	8

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	9
4.1	Organization and Good Standing	9
4.2	Enforceability; Authority	10
4.3	Consents; Approvals	10
4.4	Financial Statements; Capitalization; Options.	10
4.5	Title to Assets	11
4.6	Sublicense Agreements.	11
4.7	Intellectual Property.	12
4.8	Taxes.	13
4.9	Litigation; Orders.	13
4.10	Compliance With Laws; Government Authorizations.	14
4.11	Operation of the Business	14
4.12	Brokers or Finders	14
4.13	Insolvency Proceedings	15

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	15
5.1	Existence and Good Standing; Authorization.	15
5.2	Consents and Approvals; No Violations	15
5.3	Litigation.	16
5.4	Brokers’ or Finders’ Fees	16
5.5	Insolvency Proceedings	16

ARTICLE VI	DELIVERIES OF SELLERS AT CLOSING	16
6.1	Assignment and Assumption	16
6.2	Bill of Sale	16
6.3	Resolutions	17
6.4	Releases	17
6.5	Books and Records	17
6.6	2011 NT License Agreement	17

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6.7	Acknowledgment	17
6.8	Royalty Amount	17
6.9	Escrow Agreement	17
6.10	Consents	17

ARTICLE VII	DELIVERIES OF BUYER AT CLOSING	17
7.1	Purchase Price	17
7.2	Assignment and Assumption	17
7.3	Bill of Sale	17
7.4	2011 NT License Agreement	17
7.5	Resolutions	18
7.6	Escrow Agreement	18

ARTICLE VIII	POST-CLOSING COVENANTS	18
8.1	Further Assurances	18
8.2	Confidentiality	18
8.3	Access to Records	18
8.4	Non-Disparagement	19
8.5	Public Disclosure or Communications	19
8.6	Continued Services	19
8.7	Performance Under Certain Excluded Liabilities	19
8.8	Limited License from the Sellers to the Buyer for Use of Tag Line “By Christian Audigier”	19

ARTICLE IX	INDEMNIFICATION; REMEDIES	20
9.1	Survival	20
9.2	Indemnification by the Sellers	20
9.3	Indemnification by Buyer	21
9.4	Limitations on Amount.	21
9.5	Other Indemnification Provisions.	22
9.6	Procedure for Indemnification – Third Party Claims.	22
9.7	Procedure for Indemnification – Other Claims	23

ARTICLE X	MISCELLANEOUS	24
10.1	Notices	24
10.2	Entire Agreement; Nonassignability; Parties in Interest	25
10.3	No Third Party Beneficiaries	25
10.4	Expenses	25
10.5	Waiver and Amendment	25
10.6	Severability	25
10.7	Remedies Cumulative	25
10.8	Counterparts	25
10.9	Governing Law; Arbitration.	26
10.10	Specific Performance	26
10.11	Disclosure Schedules	26

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EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of April 26, 2011, by and between Nervous Tattoo, Inc., a California corporation (“NT”) and Audigier Brand Management Group, LLC, a California limited liability company (“ABMG,” and together with NT, the “Sellers”), and Hardy Way, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Sellers are party to certain sublicense and other agreements used in the conduct of the Business (as defined below); and

WHEREAS, the Sellers desire to sell, and Buyer desires to purchase from the Sellers, the certain sublicenses and other agreements in connection with the Business, and to assume certain liabilities associated therewith, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

1.1           Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“2011 NT License Agreement” means the License Agreement in the form attached hereto as Exhibit A.

 “Affiliate” of any Person means any Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by that Person, or is under common control with that Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Allocation Schedule” is defined in Section 3.3.

“Arbitrators” is defined in Section 10.9.

“Assumed Liabilities” is defined in Section 2.3.

“Basket” is defined in Section 9.4

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“Books and Records” means all books and records of the Sellers which are in the Sellers’ possession or control relating exclusively to the Purchased Contracts which are necessary for the operation of the Business as it is currently operated, including files, documents, correspondence, royalty reports, cost and pricing information, accounting records, supplier lists and records, marketing research, archives, sales and marketing materials.

“Business” means the design, manufacture and sales of products using and exploiting the Hardy Brand, and all other activities related to the exploitation of the Hardy Brand.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Indemnified Parties” is defined in Section 9.2.

“Cap” is defined in Section 9.4.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any contract, license, sublicense, permit, mortgage, purchase order, indenture, loan agreement, note, lease, sublease, agreement, obligation, commitment, understanding, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral).

“Damages” is defined in Section 9.2.

“Disclosure Schedules” is defined in the first paragraph of Article IV.

“Encumbrances” means any liens, pledges, claims, mortgages, charges, options, preemptive rights, rights of first refusal or similar rights, title retention agreements, easements, encroachments, leases, subleases, covenants, security interests and restrictions and encumbrances of any kind or nature whatsoever.  For the avoidance of doubt, “Encumbrances” shall not be deemed to include any licenses of Intellectual Property.

“Earn Out Consideration” is defined in Section 3.2(c).

“Escrow Account” means the account set up by the Escrow Agent to hold the Indemnification Escrow Funds.

“Escrow Agent” is defined in Section 3.2(a).

“Escrow Agreement” is defined in Section 3.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

 “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.

“Hardy Brand” means all Intellectual Property related to the “Ed Hardy” brand.

“Indemnification Escrow Funds” is defined in Section 3.2(a).

“Indemnified Party” is defined in Section 9.3.

“Indemnitor” is defined in Section 9.6.

“Intellectual Property” means all of the following in any domestic or foreign jurisdiction: (i) know-how, designs, patterns (including samples, mock-ups, prototypes and finished products), design rights, press books, promotional materials, artwork, vendor numbers, sketches, methods and processes, customer and supplier information, trade secrets and technical knowledge; (ii) letters patent, patents, patent applications; (iii) software, data and databases; (iv) trade dress, trade names, trademarks, service marks, internet domain names, logos, slogans, together with registrations and applications for registrations of any of the foregoing, and any goodwill associated with the foregoing; (v) copyrights, copyrightable works, and moral rights, together with registrations and applications for registrations of any of the foregoing; (vi) any other confidential information, in each case to the extent protectable by applicable law and (vii) and any and all proprietary rights into any of the foregoing, arising under common law; Contract or otherwise.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“JAMS” is defined in Section 10.9.

“Knowledge of the Sellers” means   the actual knowledge of Christian Audigier, Vincent Audigier, Hubert Guez, Nomaan Yousef, Alina Landver and Linda Menzel after due inquiry of those individuals responsible for the matter being represented and warranted.

“Legal Requirement” means any U.S. federal, state, local, municipal, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (1) has or could reasonably be expected to have a material adverse effect on the operation of the Business, financial condition or results of operations of the Business or (2) would reasonably be expected to prevent or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that with respect to clause (1) only, none of the following shall be deemed to constitute a “Material Adverse Effect” or shall be considered in determining whether a “Material Adverse Effect” has occurred: (i) changes in general economic or political conditions generally; (ii) any actions by the Sellers required by this Agreement or consented to by Buyer; (iii) changes in the industry in which the Business operates; or (iv) changes in Legal Requirements applicable to the Purchased Contracts or the interpretation or enforcement thereof

“Net Sales” has the meaning ascribed to it in the NT Master License Agreement.

“NT Master License Agreement” means the Amended and Restated License Agreement dated as of July 1, 2005 between NT and the Buyer, as amended pursuant to the First Amendment effective as of August 17, 2009.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Government Authority or by any arbitrator.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation or formation, as applicable, operating agreement, bylaws or other governing documents of such entity.

“Permitted Encumbrances” means (i) mechanics’, material men’s or similar inchoate Encumbrances arising or incurred in the ordinary course of business relating to liabilities not yet due and payable; (ii) Encumbrances for current taxes not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such Encumbrances and where adequate reserves are established and maintained in accordance with GAAP; (iii) Encumbrances or pledges in connection with workmen’s compensation, unemployment insurance or other social security obligations; and (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Authority.

“Post-Closing Escrow Agreement” is defined in Section 3.2(d).

“Prepaid Expenses” as of any date means payments made by the Sellers or any of their Affiliates with respect to the Purchased Contracts, which constitute prepaid expenses in accordance with GAAP.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Government Authority or arbitrator.

“Purchase Price” is defined in Section 3.2.

“Purchased Accounts Receivable” is defined in Section 3.4(b).

“Purchased Contracts” means all of the Sellers’ right, title, and interest in and to (i) the Contracts listed on Schedule 1.1(a), which shall include the Sublicense Agreements, all advertising or other appropriate Contracts related to the Sublicense Agreements and (ii) all prepaid assets under the Contracts listed on Schedule 1.1(b) (including the pro rata portion of advances or guaranteed minimum royalty and advertising payments credited against royalties earned after the Closing Date but excluding the “key” money payments listed on Schedule 1.1(c), all of which were paid by a Sublicensee upon execution of a Sublicense Agreement prior to the Closing Date).

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Royalty Amount” means Seven Million Dollars ($7,000,000.00).

“Sellers Account Receivable” is defined in Section 3.4(b).

“Sellers’ Affiliates” means any Person who owns any ownership, equity or other similar interest in any Seller.

“Seller Indemnified Parties” is defined in Section 9.3

“Sellers” is defined in the first paragraph of this Agreement.

“Sellers Information” means any data and information relating to the Business, customers, financial statements, conditions or operations of the Business, in each case which is confidential in nature and not generally known to the public.

“Sublicense Agreement” means any sublicense between any Seller and a third party pursuant to which such Seller granted such third party rights to exploit the Hardy Brand which were licensed to a Seller by Buyer under the NT Master License Agreement or the 2011 NT License Agreement, all of which are listed on Schedule 4.6(a).

“Sublicensee” means any sublicensee with respect to a Sublicense Agreement.

 “Tax” means any tax (including, without limitation, any income tax, license tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, claim for refund, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto and any amendments thereof.

1.2          Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:  (i) the singular number includes the plural number and vice versa;  (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect at the time particular acts or conditions of compliance are to be determined, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement in effect at the time a particular act or condition of compliance is to be determined and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II
PURCHASE AND SALE OF PURCHASED CONTRACTS

2.1          Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, Sellers hereby sell, assign, convey, transfer and deliver to the Buyer, and the Buyer hereby purchases and takes assignment and delivery from the Sellers as of the Closing Date, all of the Sellers’ right, title and interest in and to the Purchased Contracts, free and clear of all Encumbrances other than the Permitted Encumbrances and assumes the Assumed Liabilities.

2.2          Excluded Assets.  Pursuant to this Agreement, the Buyer is not acquiring, and the Sellers shall retain all assets, rights and properties other than the Purchased Contracts (collectively, the “Excluded Assets”).

2.3          Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall only assume and agree to pay, honor, discharge and perform when due, (1) those liabilities, commitments and obligations of the Sellers which arise under the Purchased Contracts from actions taken (or omissions occurring) on or after the Closing Date; and (2) only those other liabilities, commitments and obligations expressly identified on Schedule 2.3  (collectively, the “Assumed Liabilities”).

2.4          Excluded Liabilities.  Except as and to the extent expressly provided in Section 2.3, the Buyer is not agreeing to, and shall not, assume any other liability, obligation, undertaking, expense or agreement of any Seller of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, contingent, executory or otherwise, and whether arising prior to or following the Closing, and the execution and performance of this Agreement shall not render the Buyer liable for any such liability, obligation, undertaking, expense or agreement (all of such liabilities and obligations, collectively the “Excluded Liabilities”).  For the avoidance of doubt, the agreements listed on Schedule 2.4 and any obligations and liabilities thereunder, shall be Excluded Liabilities under this Agreement.

ARTICLE III
PURCHASE PRICE; PAYMENT; ASSUMPTION OF OBLIGATIONS

3.1          The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution of this Agreement (the “Closing Date”) at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, or at such other place as the Buyer and the Sellers mutually agree.

3.2          Purchase Price.

(a)           Subject to Section 3.2(b) and subject upon the other terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements of the Sellers contained herein, and in full payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Purchased Contracts by the Sellers to the Buyer at the Closing, the Buyer shall pay to the Sellers an amount equal to Fifty-Five Million Dollars ($55,000,000), the “Purchase Price”), payable in accordance with the instructions set forth on Schedule 3.2, and the Buyer shall assume the Assumed Liabilities.

(b)           In accordance with Schedule 3.2, at the Closing, the Buyer shall deliver to the escrow agent (the “Escrow Agent”) appointed pursuant to the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”) an amount equal to Two Million Dollars ($2,000,000) of the Purchase Price (the “Indemnification Escrow Funds”), which shall be held in escrow to secure the Sellers’ indemnification obligations pursuant to Article IX of this Agreement and the Sellers’ obligations under Section 18.4(c)(iii) of the 2011 NT License Agreement pursuant to the terms and conditions of the Escrow Agreement.

(c)           In addition to the Purchase Price, the Buyer shall deliver to the Escrow Agent an amount equal to Seven Million Dollars ($7,000,000) (the “Earn Out Escrow Funds”), which shall be held in escrow pursuant to the terms and conditions of the Escrow Agreement and Exhibit C hereto.  Sellers shall be entitled to additional consideration (the “Earn Out Consideration”) of up to Seven Million Dollars ($7,000,000) as determined in accordance with and subject to the terms and conditions set forth in Exhibit C attached hereto.

(d)           No later than thirty (30) days from the date of this Agreement, Buyer and Sellers shall deliver a joint written instruction to Escrow Agent to transfer the Earn Out Escrow Funds and Indemnification Escrow Funds from the Escrow Agent to a mutually acceptable national bank or similar financial institution where such amounts shall be held in accordance with an escrow agreement (the “Post-Closing Escrow Agreement”) to be negotiated and agreed to in good faith by Buyer and the Sellers; provided, however, that the Post-Closing Escrow Agreement shall be on substantially the same terms and conditions as the Escrow Agreement.

3.3           Allocation.  The Sellers and the Buyer agree to allocate the Purchase Price among the Purchased Contracts in accordance with the allocation schedule attached hereto as Schedule 3.3 (the “Allocation Schedule”).  Each of the parties hereto agree that: (i) none of the parties shall take a position on any Tax Return (including IRS Form 8594) that is in any way inconsistent with the Allocation Schedule without the prior written consent of the other party or unless specifically required by an applicable Government Authority; and (ii) they shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule.  Notwithstanding the foregoing, nothing contained herein shall prevent Buyer or the Sellers from settling any proposed deficiency or adjustment by any Government Authority based upon or arising out of the Allocation Schedule, and neither the Buyer nor the Sellers shall be required to litigate before any court any such proposed deficiency or adjustment by any Government Authority challenging the Allocation Schedule.

3.4          Accounts Receivable.

(a)           The Buyer acknowledges that all accounts receivable in respect solely of amounts due prior to the Closing Date shall remain the property of the Sellers (the “Sellers Accounts Receivable”) and that the Buyer shall not acquire any beneficial right or interest therein.  The Buyer shall promptly forward to the Sellers all proceeds received by the Buyer in respect of all Sellers Accounts Receivable plus such portion of the proceeds received by the Buyer in respect of the Purchased Accounts Receivable as provided for in Section 3.4(c).

(b)           Subject to the allocation set forth in Section 3.4(c), the Sellers shall promptly forward to the Buyer all proceeds from accounts receivable relating to the Purchased Contracts that are received by the Sellers on or after the Closing Date, other than proceeds from the Sellers Accounts Receivable (all such accounts receivable other than the Sellers Accounts Receivable being referred to as the “Purchased Accounts Receivable”).

(c)           For purposes of determining the amount of proceeds from any Purchased Account Receivable payable pursuant to Section 3.4(a) or Section 3.4(b), where such Purchased Accounts Receivable are paid on a periodic basis and are payable for a period (such as a fiscal quarter) that begins but does not end prior to the Closing Date, (x) the Sellers shall be paid, or retain, as applicable, such portion of the Purchased Account Receivable as is equal to the entire amount of proceeds received in respect of such Purchased Account Receivable multiplied by a fraction the numerator of which is the number of days in such period ending on the day immediately prior to the Closing Date and the denominator of which is the number of days in the entire period for which such Purchased Account Receivable is paid and (y) the Buyer shall be paid, or retain, as applicable, the balance of such proceeds.

(d)           Notwithstanding anything to the contrary in this Section 3.4, promptly following the Closing, the Buyer shall either set up its own post office box or make other arrangements for the collection of the accounts receivable generated by the Purchased Contracts following the Closing and will direct the Sublicensees to make payment to such post office box or provide them with appropriate notice regarding the place of payment and related instructions.

(e)           The Buyer and the Sellers shall provide to each other access to files, records and books of account for the purpose of verifying any funds that have been remitted to each to verify collection and disposition of the proceeds of the accounts receivable in accordance with this Section 3.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Article IV, when taken together with the facts and exceptions set forth in the disclosure schedules (the “Disclosure Schedules”) accompanying this Agreement, are correct and complete as of the date of this Agreement (except to the extent any representation or warranty speaks as of a different date, which representations and warranties shall be true and correct only as of such date).

4.1          Organization and Good Standing.  The Sellers are duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the states of incorporation or formation, as applicable.  The Sellers have all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate their respective assets and properties and to carry on the Business as currently conducted.  Except as set forth on Schedule 4.1, the Sellers have obtained all Government Authorizations necessary to the ownership or operation of their respective properties or the conduct of the Business.

4.2          Enforceability; Authority.  The Sellers have all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the sale of the Purchased Contracts and otherwise to perform their respective obligations hereunder and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, and the consummation of the transfer of the Purchased Contracts and the other transactions contemplated hereby and thereby, have been duly authorized and approved by each of the Sellers’ board of directors, manager or members, applicable and no other corporate or limited liability company action, as applicable, on the part of the Sellers is necessary to authorize the execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of the Sellers and, assuming the due execution of this Agreement by the Buyer, constitutes the valid and binding obligation of the Sellers enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcements of creditors’ rights generally, and general equitable principles.

4.3          Consents; Approvals.  Except as set forth on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)           violate or conflict with the provisions of the Organizational Documents of the Sellers;

(b)           violate any Legal Requirement or Order to which the each of the Sellers is subject or by which any of their properties or assets are bound;

(c)           require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority or other Person; or

(d)           result in the acceleration or modification of any obligations under, constitute a violation or breach of, or (with or without due notice or lapse of time or both) a default under, or result in the creation of any Encumbrance upon any of the Purchased Contracts under any of the terms, conditions or provisions of, any Indebtedness or Contract of the Sellers.

4.4          Financial Statements; Capitalization; Options.

(a)           Attached to Schedule 4.4(a) are true, complete and correct copies of (i) an audited statement of NT’s calculation of Net Sales under Purchased Contracts for the fiscal year ended December 31, 2009 containing the items required under Section 15c. of the NT Master License Agreement, (ii) an unaudited statement of NT’s calculation of Net Sales under Purchased Contracts for the fiscal year ended December 31, 2010 containing the items required under Section 15c. of the NT Master License Agreement, and (iii)  unaudited statements of ABMG’s calculation of advertising royalties under Purchased Contracts for the fiscal years ended December 31, 2009 and December 31, 2010. The audited statement was audited and reported upon by Ernst & Young, independent certified public accountants, in an unqualified auditors’ certification without an explanatory paragraph. The foregoing financial statements are hereinafter collectively referred to as the “Financial Statements”. The Financial Statements have been prepared from the books and records of Sellers, are true and correct, and fairly present, in all material respects, the calculations set forth therein (except as may be indicated in the notes thereto) for the periods then ended in accordance with GAAP consistently applied throughout the periods indicated.  Since the most recent fiscal year end, there have been no material changes in the accounting policies of Sellers. The Financial Statements are not affected by transactions or accounts with Sellers’ Affiliates, other than as set forth on Schedule 4.4(a).

(b)           Except as set forth on Schedule 4.4(b), none of Hubert Guez, Christian Audigier, or any Seller (i) own any interest in any Sublicensee or (ii), have provided any financing (whether cash or in kind) or other financial support to any Sublicensee, and no Sublicensee is a Sellers’ Affiliate.

4.5          Title to Assets.  Except as set forth on Schedule 4.5, each Seller has good and marketable title to a valid and subsisting license to use all of the Purchased Contracts, free and clear of all Encumbrances other than Permitted Encumbrances.

4.6          Sublicense Agreements.

(a)           Schedule 4.6(a) sets forth an accurate and complete list of (i) each Sublicense Agreement (including all amendments thereto) the term of which is currently in effect, or for which a sell-off period is presently in effect after expiration or termination of the Sublicense Agreement and (ii) all proposed Sublicense Agreements that are currently in active negotiation.

(b)           Except as set forth on Schedule 4.6(b), all Purchased Contracts are in writing and there are no oral modifications or oral amendments to any Purchased Contract.  The Sellers have made available to the Buyer true, correct and complete copies of all Purchased Contracts which are in writing, including all amendments thereto, set forth on Schedule 4.6(a).  Except as set forth on Schedule 4.6(b), no Seller has received written or oral notice, from a Sublicensee of a Purchased Contract, and no Seller has any Knowledge of any facts to the effect that such Sublicensee of a Purchased Contract (i) intends not to continue its relationship with the Sellers upon the expiration of such Purchased Contract; (ii) is currently in breach of or intends to breach such Purchased Contract or intends not to perform in such a manner as would prejudice, in any material respect, the rights of the Sellers under such Purchased Contract; (iii) claims that such Purchased Contract has been breached by any other party thereto which would prejudice, in any material respect, the rights of the Sellers under such Purchased Contract; (iv) currently intends to exercise its right to terminate its Purchased Contract; or (v) currently intends to exercise its right to “buyout” its Purchased Contract.  To the Knowledge of the Sellers, the Sellers are not in breach of or default in any material respect under a Purchased Contract nor has any Seller performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder.  Without limiting the foregoing, the transactions contemplated hereby shall not violate, breach or default any Purchased Contract.  No demand, claim, suit, action, litigation, audit, investigation, arbitration, administrative hearing or other proceeding of any nature is pending or is being or, to the Knowledge of the Sellers, has been threatened nor to the Knowledge of the Sellers has any claim or demand been made (in writing), which challenges the validity or enforceability or ownership of any Purchased Contract.

(c)           Except as set forth on Schedule 4.16(c), the Purchased Contracts  are  fully assignable without notice or consent and are the valid and enforceable obligations of the Sellers, and to the Knowledge of the Sellers the other parties thereto, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect, affecting the enforcement of creditors’ rights generally, general equitable principles and public policy to the extent so determined by the court in the specific instance, and upon consummation of the transactions contemplated by this Agreement, except as set forth on Schedule 4.6(c) no other party to any such Purchased Contract shall have the right to terminate any such Purchased Contract as a result of the transactions contemplated hereby and it will continue to be valid and enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 4.6(c), no Person that is a party to a Purchased Contract has materially or consistently failed to make any payments required thereunder when due.  Except as set forth on Schedule 4.6(c), to the Knowledge of the Sellers, no Sublicensee has granted to a Person any rights to the Intellectual Property granted to such Sublicensee pursuant to a Sublicense Agreement.  The word “material” as used in the previous sentence means any non-payment not cured within the time period specified in a subject agreement would permit the non-defaulting party to terminate the subject agreement.

(d)           All obligations of the Sellers required to be performed in connection with the Purchased Contracts have been duly performed in all material respects.

(e)           Except as set forth on Schedule 1.1(a), there are no Contracts between either Seller or their respective Affiliates, on the one hand, and any Sublicensee which is party to any Purchased Contract, on the other hand.

(f)           Except as set forth on Schedule 4.6(f), neither the Sellers nor any of their respective Affiliates owed money to any Sublicensee including, but not limited to, money owed for products shipped to either Seller for sale by Seller through retail stores or internet commerce channels.

4.7          Intellectual Property.

(a)           Sellers do not own or have any right to use any Intellectual Property relating to the Hardy Brand other than as licensed pursuant to the NT Master License Agreement.  The Sellers have the valid right to use all other Intellectual Property that is used in the operation of the Business as currently operated and as may be necessary or otherwise required to perform the Sellers’ obligations under any Purchased Contracts.  Except as set forth on Schedule 4.7(a), there is no pending or, to the Knowledge of the Sellers, threatened claim by any Person involving the Intellectual Property of the Sellers used in the operation of the Business.

(b)           To the Knowledge of Sellers, except as set forth on Schedule 4.7(b), the operation of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property right of any Person.  Except as set forth on Schedule 4.7(b), no claim has been asserted to either Seller in writing or orally that (i) the use of the Hardy Brand by the Sellers or a Sublicensee of a Purchased Contract, in a manner consistent with past practice, or in a manner consistent with the operation of the Business as currently conducted by the Sellers or a Sublicensee under a Purchased Contract, does or may infringe or misappropriate the Intellectual Property of any Person or (ii) the performance by the Sellers or by a Sublicensee under any Purchased Contract, does or may infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person.  Except as set forth on Schedule 4.7(b), there is no pending claim by the Sellers against any Person relating to any matter described in this Section 4.7, and the Sellers are not in material breach of, or default under, any term of any Sublicense Agreement and no Sublicensee is in material breach of the applicable Sublicense Agreement.

(c)           Except for the Sublicense Agreements set forth on Schedule 4.6(a) and as set forth on Schedule 4.7(c), the Sellers have not granted any license, franchise, permit or right to any Person to use, exploit, manufacture, sell or distribute any products relating to the Hardy Brand.

(d)           No Seller owns or has an equity interest in any entity bearing the name of the Hardy Brand or any derivation thereof.

4.8          Taxes.

(a)           Except as set forth on Schedule 4.8, The Sellers have filed all Tax Returns that they were required to file on or before the date of this Agreement or the Closing Date, as applicable; all such Tax Returns were correct and complete in all material respects; and all material Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid.  Except as set forth on Schedule 4.8, the Sellers are not the beneficiary of any extension of time within which to file any Income Tax Return.  The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.  There are no Encumbrances on any of the Purchased Contracts that arose in connection with the failure (or alleged failure) to pay any Tax.

(b)           There is no material dispute or claim concerning any Tax liability of the Sellers either (A) claimed or raised by any Governmental Authority in writing or (B) as to which the Sellers have knowledge based upon personal contact with any agent of such Governmental Authority.

4.9          Litigation; Orders.

(a)           Except as set forth on Schedule 4.9, there is no Proceeding at law or in equity by any Person or any Proceeding by or before any Government Authority pending or, to the Knowledge of the Sellers, threatened, against the Sellers relating to the operation of the Business or the Purchased Contracts and, to the Knowledge of the Sellers, there is no basis for any such Proceeding.

(b)           There is no Order to which the Sellers or any of the Purchased Contracts is subject relating to the operation of the Business.  The Sellers are in compliance with each Order to which they or any of the Purchased Contracts is subject which relates to the operation of the Business.

4.10        Compliance With Laws; Government Authorizations.

(a)           Except as set forth on Schedule 4.10(a), the Sellers are in compliance in all material respects with each Legal Requirement that is applicable to the conduct or operation of the Business or the ownership of the Purchased Contracts.

(b)           Except as set forth on Schedule 4.10(b), the Sellers have not received any written notice from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement applicable to the Business.

(c)           Except as set forth on Schedule 4.10(c), the Sellers possess all Government Authorizations necessary for the ownership of their properties and the conduct of the Business as currently conducted.  Further, except as set forth on Schedule 4.10(c) (i) all such Government Authorizations are in full force and effect and (ii) the Sellers have not received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

4.11        Operation of the Business.  Except as set forth on Schedule 4.11, since December 31, 2009, there has not been any change, event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect on the Business.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.11, since December 31, 2010, the Sellers have operated the Business in the ordinary course of business consistent with past practice, and during such time period, the Sellers have not:

(a)           entered into any Contract outside the ordinary course of business;

(b)           made material modifications to, or terminated or cancelled any Sublicense Agreement outside the ordinary course of business;

(c)           transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property of the Sellers, other than in the ordinary course of business consistent with past practice;

(d)           suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business;

(e)           experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Purchased Contracts; or

(f)           committed to do any of the foregoing.

4.12        Brokers or Finders.  No agent, broker, firm or other Person acting on behalf of the Sellers is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.13       Insolvency Proceedings.  Except as set forth on Schedule 4.13, no insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Sellers or the Purchased Contracts are pending or threatened.  No Seller has made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers that the statements contained in this Article V, taken together with the facts and exceptions set forth in the Disclosure Schedules delivered by the Buyer to the Sellers and attached hereto, are correct and complete as of the date of this Agreement (except to the extent any representation or warranty speaks as of a different date, which representations and warranties shall be true and correct only as of such date).

5.1          Existence and Good Standing; Authorization.

(a)           The Buyer is duly organized, validly existing and in good standing under the laws of its state of its formation.

(b)           The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the purchase of the Purchased Contracts, the assumption of the Assumed Liabilities, and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by its members and/or managers and no other limited liability company or member action on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement by the Buyer or the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Buyer, and, assuming the due execution of this Agreement by the Sellers, this Agreement constitutes the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

5.2          Consents and Approvals; No Violations.  The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and will not:

(a)           violate or conflict with any provisions of the Organizational Documents of the Buyer;

(b)           violate any Legal Requirement or Order of any court or Government Authority to which the Buyer is subject or by which any of its respective material properties or assets are bound;

(c)           require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority by the Buyer on or prior to the Closing Date; and

(d)           result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the material properties or assets of the Buyer under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, permit, agreement, lease, license agreement or any other instrument or obligation to which the Buyer is a party, or by which it or any of its respective properties or assets may be bound; and excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches and defaults the existence of which, would not impair to any material extent the ability of the Buyer to perform its obligations under this Agreement.

5.3          Litigation.

(a)           There are no Proceedings pending, or, to the knowledge of the Buyer, threatened which would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

(b)           There is no Order to which the Buyer is subject which would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

5.4          Brokers’ or Finders’ Fees.  No agent, broker, firm or other Person acting on behalf of the Buyer is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

5.5          Insolvency Proceedings.  No insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Buyer are pending or, to the Buyer’s knowledge, threatened.  The Buyer has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

ARTICLE VI
DELIVERIES OF SELLERS AT CLOSING

In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, the Sellers shall deliver to the Buyer:

6.1          Assignment and Assumption.  One or more executed assignment and assumption agreement(s) in form and substance reasonably satisfactory to the Buyer assigning to the Buyer the Purchased Contracts;

6.2          Bill of Sale.  One or more executed bill(s) of sale in form and substance reasonably satisfactory to the Buyer;

6.3          Resolutions.  A certified copy of the resolutions of each of the Sellers authorizing the execution, delivery, and performance of this Agreement by each Seller and the consummation of the transactions provided for herein;

6.4          Releases.  Copies of releases of all Encumbrances (other than Permitted Encumbrances) against any asset, property or right of any of the Purchased Contracts;

6.5          Books and Records.  Copies of material Books and Records of the Business relating to the Purchased Contracts which the Sellers are reasonably able to copy and deliver prior to or at the Closing, with any remaining material Books and Records relating to the Purchased Contracts to be delivered as soon as reasonably practicable after the Closing;

6.6          2011 NT License Agreement.  A counterpart of the 2011 NT License Agreement, duly executed by NT;

6.7          Acknowledgment.  An acknowledgment, executed by the Sellers, confirming the termination of the NT Master License Agreement as of the Closing Date, in a form reasonably acceptable to Buyer;

6.8          Royalty Amount.  Payment of the Royalty Amount in immediately available funds to the account on Schedule 6.8 hereto;

6.9          Escrow Agreement.  A counterpart of the Escrow Agreement duly executed by the Sellers; and

6.10        Consents.  Copies of all consents listed on Schedule 4.6(c) (which are required to ensure the uninterrupted nature of the Purchased Contracts described in Section 4.6(c)).

ARTICLE VII
DELIVERIES OF BUYER AT CLOSING

At the Closing, the Buyer shall deliver to, or on behalf of, the Sellers the following:

7.1          Purchase Price.  The Purchase Price;

7.2          Assignment and Assumption.  One or more assignment and assumption agreement(s) assuming the Purchased Contracts and the Assumed Liabilities executed by the Buyer, in form and substance reasonably satisfactory to the Sellers;

7.3          Bill of Sale.   One or more bill(s) of sale executed by the Buyer, in form and substance reasonably satisfactory to the Sellers;

7.4          2011 NT License Agreement.  A counterpart of the 2011 NT License Agreement, duly executed by Buyer; and

7.5          Resolutions.  A certified copy of the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions provided for herein.

7.6          Escrow Agreement.  A counterpart of the Escrow Agreement, duly executed by the Buyers.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1          Further Assurances.  From time to time following the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to the Sellers such other instruments and documents as the Sellers may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby.  Following the Closing, the Sellers agree to forward to the Buyer any correspondence or other communications addressed to the Sellers received by them that relates to the Purchased Contracts or Assumed Liabilities.

8.2          Confidentiality.  From and after the date hereof and except as may be required by law or legal process (including applicable securities laws and the Nasdaq Global Market), the Sellers shall, and shall cause each of Sellers’ Affiliates to, treat as confidential and use commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by the Buyer, or to the extent the same is or becomes in the public domain or otherwise known by the public other than by any act or omission of the Sellers, any and all Sellers Information included within the Purchased Contracts, in each case using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such Sellers Information; provided, that from and after the date hereof until the Closing, this provision shall not restrict the Sellers from using such Sellers Information in the ordinary course of its business, consistent with past practice.  For purposes of this Section 8.2, from and after the date hereof, confidential information included within the Purchased Contracts shall be deemed to be “Sellers Information” notwithstanding the fact that such information was available to or in the possession of the Sellers or any of the Sellers’ Affiliates prior to the Closing.

8.3          Access to Records.  For three (3) years after the Closing, each party will permit the other parties and their Affiliates reasonable access on not less than five (5) Business Days prior written notice, during normal business hours, at the sole cost and expense of the requesting party and in a manner that will not unreasonably interfere with the normal operations of the providing party, to and the right to make copies of the books and records of such party relating only to the Purchased Contracts existing prior to Closing and in such providing party’s possession or control; provided, however, that the requesting party shall only use such information (a) to protect or enforce its rights or perform its obligations under this Agreement and any agreements entered into among the parties in connection herewith or (b) in connection with tax or other regulatory filings, litigation or financial reporting.  In addition, the providing party will make available to the requesting party or its Affiliate, upon reasonable request and to the extent still employed by the providing party in a manner that will not unreasonably interfere with the normal operations of the providing party, personnel who are familiar with any such matter requested.

8.4          Non-Disparagement.  Each party to this Agreement agrees not to disparage any other party to this Agreement, or their respective Affiliates, employees or management or their respective accomplishments, abilities, expertise, products, business, marketing, advertising or promotional efforts and shall instruct their Affiliates, employees and management not to do so.  Neither Hubert Guez nor Christian Audigier shall hold himself out as an owner of the Hardy Brand without the prior written consent of the Buyer.

8.5          Public Disclosure or Communications.  Except to the extent required by applicable Legal Requirements (including, without limitation, the listing requirements of the Nasdaq Global Market and securities laws applicable to the Buyer or any of its Affiliates), neither the Buyer or the Sellers shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the Buyer, on the one hand, and the Sellers on the other. The Sellers acknowledge and agree that Iconix Brand Group, Inc., an Affiliate of the Buyer may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

8.6          Continued Services.  Following the Closing and continuing until June 30, 2012, the Sellers shall (i) cooperate with Buyer to make its designs and work product available to Buyer (ii) cooperate with Buyer to deliver Sellers’ design concepts for the Hardy Brand and (iii) continue to provide services currently provided by Sellers under the Purchased Contracts as Buyer may request from time to time (such items referred to in (i), (ii) and (iii) the “Additional Services”).  Buyer shall reimburse Seller for out-of-pocket expenses incurred in Seller’s performance of Additional Services requested by Buyer.  To the extent that the Buyer receives any payment for Additional Services from and after the Closing Date, the Buyer shall pay such amounts over to the Sellers.

8.7          Performance Under Certain Excluded Liabilities.  Sellers shall perform all of their respective obligations under the Contracts set forth on Schedule 2.4 hereto (the “Specified Agreements”) in accordance with the terms of such Specified Agreements.  Sellers shall not amend, modify or change the terms of any Specified Agreement, or agree to any such actions, without the prior written consent of Buyer.  In the event that the Sellers’ counterparty under a Specified Agreement breaches such agreement, or notifies the Sellers that they intend to breach such an agreement, the Sellers will provide Buyer with prompt written notice of such event.  If an event described in the preceding sentence would give rise to a right of a Seller to terminate a Specified Agreement, then the Sellers will notify Buyer of this right.  Sellers shall terminate such a Specified Agreement if Buyer, in its sole discretion, directs the Sellers to so terminate.

8.8          Limited License from the Sellers to the Buyer for Use of Tag Line “By Christian Audigier”.  Following the Closing, and as soon as practicable upon request of the Buyer, the Sellers shall provide a continuous license to the Buyer for its use of the tag line “By Christian Audigier” together with any additional rights necessary for the Buyer to use such tag line.

8.9          Discounts to Sellers’ Affiliate Retail Operations.  The Buyer acknowledges that some Purchased Contracts contain a provision whereby the Sublicensee agrees (i) to sell to NT and its Affiliates such quantities of licensed products as NT and its Affiliates may order for their own account for resale or distribution by NT or its affiliates, and (ii) that the price of such licensed products shall be at the listed wholesale price (as defined in the applicable Purchased Contract), minus the greater of twenty-five percent (25%) or the highest discount provided by the Sublicensee to third parties excluding employee discounts (as defined in the applicable Purchased Contract) and discounts to the Sublicensee’s approved close-out liquidator.  For purposes of clarification, “Affiliate” as used in this Section 8.7 includes Shop On Stage, Inc., Backstage Web, Inc. and their successors and assigns, and any other retail operation established by a Person that has substantially common ownership with NT.  From and after the Closing Date, until such time as the earlier of (i) a Purchased Contract expires or is terminated or (ii) the Sellers or its applicable Affiliates no longer have the right or license to resell or distribute Hardy Brand products, the Buyer shall use commercially reasonable efforts to not amend any Purchased Contract to modify or cancel the Sublicensee requirements described in this Section 8.7 and shall enforce such requirements for the benefit of NT and its applicable Affiliates.

ARTICLE IX
INDEMNIFICATION; REMEDIES

9.1          Survival.  All representations and warranties made by the Sellers or the Buyer in this Agreement shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (the “Survival Date”), other than in the case of fraud and except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties (i) in Sections 4.6 (Sublicense Agreements), 4.7 (Intellectual Property), 4.9 (Taxes), and shall survive and remain in full force and effect until the expiration of the applicable statutes of limitations (as to Section 4.9 for the assessment of Taxes, including all periods of extension, whether automatic or permissive) and (ii) in Sections 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority), 4.5 (Title to Assets), 5.1 (Existence and Good Standing; Authorization) and 5.2 (Consents and Approvals; No Violations) (the “Core Representations”) shall survive and remain in full force and effect indefinitely.  Each covenant and agreement of the Sellers and the Buyer contained in this Agreement, which by its terms is required to be performed in whole or in part after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

9.2          Indemnification by the Sellers.  Subject to the limitations set forth in this Article IX, the Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer and its Affiliates and their managers, members, officers, directors, agents, attorneys and employees, (hereinafter “Buyer Indemnified Parties”) from and against any and all costs, expenses, liabilities, losses, damages, amounts paid in settlement, claims, interests, awards, judgments, fines and penalties (including without limitation, reasonable costs of investigation and defense and reasonable attorneys fees and expenses) incurred or sustained (collectively “Damages”) by Buyer Indemnified Parties as a result of:

(a)           the breach of any representation or warranty of the Sellers contained in this Agreement or in any certificate or other instrument furnished by the Sellers to Buyer pursuant to this Agreement;

(b)           the breach of, default under or nonfulfillment of any covenant, obligation or agreement of the Sellers under this Agreement or the agreements and instruments contemplated herein;

(c)           a claim for Damages asserted with respect to the ownership or use of the Excluded Assets;

(d)           any Excluded Liability; and

(e)           any and all actions, suits, or proceedings, incident to any of the foregoing.

9.3          Indemnification by Buyer.  Subject to the limitations set forth in this Article IX, the Buyer shall indemnify, defend and hold harmless the Sellers and their respective managers, officers, directors, agents, attorneys and employees (hereinafter “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, an “Indemnified Party”) from and against any and all Damages incurred or sustained by any of Seller Indemnified Parties as a result of:

(a)           the breach of any representation or warranty of the Buyer contained in this Agreement or any certificate or other instrument furnished by the Buyer to the Sellers pursuant to this Agreement;

(b)           the breach of, default under or non-fulfillment of any covenant, obligation or agreement of the Buyer under this Agreement or in the agreements and instruments contemplated herein;

(c)           the operation of its business relating to the Purchased Contracts and the ownership of the Purchased Contracts by the Buyer or its Affiliates following the Closing;

(d)           any Assumed Liability; and

(e)           any and all actions, suits, or proceedings incident to any of the foregoing.

9.4          Limitations on Amount.

(a)           In no event shall any party have the right to loss of profits or consequential, incidental, special or punitive damages of any kind whatsoever.

(b)           The Sellers shall have no liability with respect to claims for indemnification by the Buyer Indemnified Parties and the Buyer shall have no liability with respect to claims for indemnification by the Seller Indemnified Parties, until (and only to the extent that the total of all Damages with respect to such claims exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), which amount shall be treated as a deductible for purposes of this Article IX.

(c)           In no event shall the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, be entitled to recover Damages from the Sellers or the Buyers, as the case may be, in excess of an amount equal to Fifteen Million Dollars ($15,000,000) in the aggregate (the “Cap”).

(d)           The Buyer Indemnified Parties’ right to indemnification shall be reduced to the extent that the subject matter of an indemnifiable claim is covered by and already paid pursuant to any warranty or indemnification from a third party Person.

(e)           Notwithstanding anything to contrary set forth in this Section 9.4, in no event shall the Basket apply to Damages incurred as a result of a breach of any of the representations set forth in Section 4.6 (Sublicense Agreements), and in no event shall the Basket or Cap apply to Damages arising out of or related to (i) a breach of any of the representations set forth in Section 4.9 (Taxes), (ii) the failure to perform any covenants, obligations or agreements to be performed under this Agreement, (iii) fraud, or (iv) any Excluded Liability.  Subject to Section 10.10, and except with respect to any claim for fraud, the remedies provided in this Article IX shall be exclusive and shall preclude other remedies that may be available to the Sellers, the Buyers, the Seller Indemnified Parties or the Buyer Indemnified Parties.

9.5          Other Indemnification Provisions.

(a)           To the extent that any representations and warranties of the Sellers or the Buyer, as applicable, have been breached, thereby entitling the non-breaching party to indemnification pursuant to Section 9.2 or Section 9.3 hereof, it is expressly agreed and acknowledged by the parties that solely for purposes of calculation of the monetary amount of Damages in connection with any right to indemnification, the representations and warranties of the Sellers on the one hand and the Buyer on the other, as applicable, that have been breached shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach or inaccuracy results in a Material Adverse Effect.

(b)           Following the Closing, the parties’ rights to indemnification pursuant to this Article IX shall, except for equitable relief with respect to, and specific performance of, covenants that survive the Closing, be the sole and exclusive remedy available to the parties with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

(c)           To the extent the Buyer Indemnified Parties are entitled to any amounts for indemnification under this Agreement, the Buyer, at its option, may elect to satisfy such amounts first out of the Indemnification Escrow Funds.

9.6          Procedure for Indemnification – Third Party Claims.

(a)           Any Indemnified Party making a claim for indemnification under this Article IX shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor on a timely basis shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have caused the Damages for which the Indemnitor becomes obligated to be greater than such Damages would have been had the Indemnified Party given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided further, that:

(i)           the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnitor shall pay fees and expenses of separate counsel to the Indemnified Party that (x) are incurred prior to the date the Indemnitor effectively assumes control of such defense or (y) are incurred by the Indemnified Party because the Indemnitor is also a party to such action and the Indemnified Party determines in good faith that joint representation would be inappropriate;

(ii)           the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes that an adverse determination with respect to the action, lawsuit, investigation, proceeding or claim giving rise to such claim for indemnification would be detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (C)  the claim seeks an injunction or equitable relief against the Indemnified Party; or (D) upon petition by the Indemnified Party, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(b)           if the Indemnitor assumes control of the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.

9.7          Procedure for Indemnification – Other Claims.  In the event any Indemnified Party should have a claim against any Indemnitor that does not involve a third party claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnitor, stating the basis or grounds in this Agreement for the indemnity and the amount of the Indemnified Party’s claim to the extent then known and quantifiable.  The Indemnitor shall have 30 calendar days after its receipt of such claim to (i) agree to the amount or method of determination set forth in such claim and pay such amount to the Indemnified Party in immediately available funds or (ii) provide the Indemnified Party with written notice that it disputes either its obligation to provide the indemnification sought in such notice or the amount of the Indemnified Party’s claim.  If the Indemnitor delivers a notice disputing the basis for or amount of the claim, the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within 30 calendar days of the giving of a notice by the Indemnitor disputing the claim, the parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).

ARTICLE X
MISCELLANEOUS

10.1        Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Sellers:

Nervous Tattoo, Inc.
8680 Hayden Place
Culver City, CA 90232
Attention:	Hubert Guez
Facsimile:	(310) 945-4614

With a copy to:

Nervous Tattoo, Inc.
8680 Hayden Place
Culver City, CA 90232
Attention:	Linda Menzel
Facsimile:	(310) 945-4686

If to Buyer:

Iconix Brand Group
1450 Broadway, 4th Floor
New York, New York  10018
Attention:	Neil Cole, President and Chief Executive Officer
Facsimile:	(212) 391-0127

With a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York  10174
Attention:	Robert J. Mittman, Esq.
Facsimile:	(212) 885-5001

10.2        Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto:  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person, either explicitly or implicitly, any equitable or legal rights or remedies of any nature whatsoever hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other parties hereto; provided that the Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer, without consent of the Sellers.

10.3        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

10.4        Expenses.  Except as specifically provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear their own costs, expenses and fees incurred in connection with this Agreement and the other transactions contemplated by this Agreement.

10.5        Waiver and Amendment.  Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof and any term, condition or covenant hereof may be amended by the parties hereto at any time.  Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on their behalf.  No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

10.6        Severability.  Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

10.7        Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by email or a facsimile machine shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

10.9        Governing Law; Arbitration.

(a)           The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, without regard to its conflicts or choice of law principles.

(b)           All disputes arising under or relating to this Agreement that are not resolved by the parties hereto, shall be subject to binding arbitration in the County of New York, NY by a panel of three (3) arbitrators (the “Arbitrators”) pursuant to the commercial arbitration rules then prevailing of Judicial Arbitration & Mediation Services, Inc. (“JAMS”), as supplemented herein, and judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.  Arbitrator compensation and expenses shall be advanced equally by the Buyer, on the one hand, and the Sellers, on the other hand.  The parties shall instruct JAMS to hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration.  The parties and JAMS shall thereafter cooperate in order to complete the appointment of the Arbitrators as quickly as possible.  Within ten (10) days after all three Arbitrators have been appointed, the parties shall seek to have an initial meeting among the Arbitrators and counsel for the parties for the purpose of establishing a plan for the administration of the arbitration, including (a) the scope, timing and types of discovery, which may at the discretion of the Arbitrators include the production of documents in the possession of the parties and/or third-parties, and depositions; (b) or the timing of the exchange of documents and filing of detailed statements of claim and prehearing memoranda; (c) schedule time(s) and place(s) of hearing; and (d) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding.  The Arbitrators shall award to the prevailing party(ies) in any arbitration all reasonable fees, expenses and costs incurred by the prevailing party(ies) in connection with the arbitration including, without limitation, attorneys’ fees and expert witness fees and/or consultant fees. The award of the Arbitrators may be entered and/or enforced in any court of competent jurisdiction.  The Arbitrators shall not award punitive or other exemplary damages respecting any dispute arising under this Agreement. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.10      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity.  Notwithstanding the statements of paragraph 10.9(b) above, the Parties may seek interim judicial relief, including injunctive or other equitable relief, pending arbitration to prevent irreparable harm or to preserve the status quo without waiving, and without prejudice to the right or obligation to arbitrate identified in paragraph 10.9(b) above.  The Parties agree that any such request for equitable or injunctive relief may be pursued only in the state or Federal courts located in New York, New York, and hereby submit to the jurisdiction of those courts for any such purpose.

10.11      Disclosure Schedules.  Capitalized terms used in the Disclosure Schedules which are defined herein shall have the meanings assigned to such terms herein unless otherwise defined in the Disclosure Schedules.  Nothing in the Disclosure Schedules constitutes an admission of any liability of the Sellers or the Buyer to any party or an admission against interest.

10.12 Headings.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

NERVOUS TATTOO, INC.

By:	/s/ Vincent Audigier
Name: Vincent Audigier
Title: Vice President

AUDIGIER BRAND MANAGEMENT
GROUP, LLC

By:	/s/ Vincent Audigier
Name: Vincent Audigier
Title: Vice President

HARDY WAY, LLC

By:	/s/ Neil Cole
Name: Neil Cole
Title: Authorized Person

As to Section 8.4 only:

/s/ Hubert Guez
Hubert Guez

/s/ Christian Audigier
Christian Audigier